Exhibit 99.1

Titan Announces Tender Offer for its 8% Senior Unsecured Notes Due 2012

QUINCY, Ill. - May 13, 2010 -  Titan International, Inc. (NYSE: TWI) today announced that it has commenced a tender offer to purchase any and all of its issued and outstanding 8% Senior Unsecured Notes due 2012 (the “Senior Notes”). The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated May 13, 2010. The early tender time of the tender offer is 5 p.m. Eastern Time on May 26, 2010, and the tender offer will expire at midnight Eastern time on June 10, 2010, unless extended.

Holders of Senior Notes that are validly tendered prior to the early tender time and accepted for payment will receive $1,050 per $1,000 principal amount of the Senior Notes (the “total consideration”), plus any accrued and unpaid interest up to, but not including, the applicable settlement date. Holders of Senior Notes that are validly tendered after the early tender time but before the expiration time will receive $1,000 per $1,000 principal amount of the Senior Notes (the “tender offer consideration”), plus any accrued and unpaid interest up to, but not including, the final settlement date.

The tender offer is subject to the satisfaction or waiver of certain conditions, including the consummation of an offering of notes, there having been at least $125 million in aggregate principal amount of the Senior Notes being validly tendered, and other general conditions, each as more fully described in the offer to purchase. Subject to these conditions, Titan reserves the right to accept for purchase all Senior Notes validly tendered on or prior to the early tender time and to pay the total consideration on an early settlement date following the early tender time. If Titan does not exercise the option to settle on the early settlement date, holders of Senior Notes validly tendered and accepted for payment will receive the total consideration or the tender offer consideration, as applicable, on the final settlement date promptly following the expiration time. Titan may amend, extend or terminate the tender offer in its sole discretion. The complete terms and conditions of the tender offer are set forth in the offer to purchase and related letter of transmittal, and holders are urged to read such tender offer documents carefully.

The sole dealer manager for the tender offer is Goldman, Sachs & Co. Questions about the tender offer may be directed to the sole dealer manager at (800) 828-3182 (toll free). Copies of the offer to purchase and related letter of transmittal may be obtained from Global Bondholder Services Corporation, the information agent for the tender offer, at (866) 470-4300 (toll free).

The tender offer is being made solely by means of the offer to purchase and related letter of transmittal.  Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Senior Notes or any other securities of the company. No recommendation is made as to whether holders of the Senior Notes should tender their Senior Notes.

Any securities which may be offered in the notes offering will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489